Exhibit 99.1

Trevena Reports Third Quarter 2015 Financial Results

and Provides Corporate Update

- TRV130 Phase 2b postoperative pain study showed compelling profile vs. morphine -

- TRV027 AHF Phase 2b trial on track to report top-line data in the second quarter of 2016 -

- Phase 3 development and NDA filing for oliceridine (TRV130) funded by recent follow-on equity offering-

KING OF PRUSSIA, Pa., November 10, 2015 - Trevena, Inc. (NASDAQ: TRVN), a clinical stage pharmaceutical company focused on the discovery and development of biased ligands targeting G protein coupled receptors (GPCRs), today announced financial results for the quarter ended September 30, 2015 and provided an update regarding its ongoing clinical programs.

“The third quarter proved transformational for Trevena,” said Maxine Gowen, Ph.D., chief executive officer. “The Phase 2b data we released for oliceridine showed that when given in a clinically relevant administration paradigm for postsurgical pain, oliceridine matched morphine efficacy with significantly less hypoventilation, nausea, and vomiting.  The data clearly showed the differentiation Trevena has always aimed for, and highlights the potential of our platform and portfolio.”

Third Quarter and Recent Highlights

•                  Announced positive results from Phase 2b Study of oliceridine (TRV130) in acute postoperative pain.  In August, the company announced positive data from its randomized, double-blind, placebo- and active-controlled Phase 2b trial of oliceridine in moderate to severe acute postoperative pain after abdominoplasty surgery.  The study achieved its primary endpoint of statistically greater pain reduction than placebo over 24 hours.  In addition, oliceridine was superior to morphine in pre-specified secondary measures, exhibiting significantly reduced nausea, vomiting, and hypoventilation events with similar levels of pain relief.

•                  Presented data in publications and conference presentations. In September, complete results of the company’s Phase 2 bunionectomy study of oliceridine were published in the leading journal Pain. In addition, the company presented four posters at PAINWeek®, the National Conference on Pain for Frontline Practitioners.  The poster presentations highlighted data from the Phase 2a/b trial of oliceridine in postoperative pain following bunionectomy surgery, two posters highlighting Phase 1 data for oral TRV734 for acute and chronic, and preclinical data for TRV250, an oral delta receptor biased ligand in development for the treatment of migraine. The oliceridine bunionectomy trial abstract was selected for an oral presentation.

•                  Provided an update on research, development, and commercial activities at an Analyst and Investor Day held in October.  Leading researchers and Trevena management discussed the Phase 3 and commercial plans for oliceridine, and the rationale for and design of the ongoing Phase 2b study of TRV027.  Key updates included:

•                  The USAN-approved generic name for TRV130 is oliceridine.

•                  Oliceridine: End of Phase 2 meeting planned for 1Q 2016; top-line Phase 3 pivotal study data expected 1Q 2017; and NDA filing expected 2H 2017.

•                  TRV027: 446 patients have been enrolled in the BLAST-AHF Phase 2b trial of TRV027 in acute heart failure as of October 21, 2015. Trevena remains on track to report top-line data for this study in 2Q 2016.

•                  Strengthened balance sheet. During the quarter, the company sold shares of its common stock, generating aggregate net proceeds of approximately $74.3 million.

Financial Results

Net loss attributable to common stockholders for the quarter ended September 30, 2015 was $10.6 million, or $0.24 per share, compared to $15.5 million, or $0.59 per share for the quarter ended September 30, 2014.  Research and development expenses were $9.7 million in the third quarter of 2015 compared to $13.0 million for the same period in 2014, due to timing of clinical trial expenses; general and administrative expenses were $2.8 million, compared to $2.5 million for the third quarter of 2014.

Cash, cash equivalents, and marketable securities totaled $169.0 million as of September 30, 2015, which Trevena expects will be sufficient to fund operations into 2018.

About Trevena

Trevena, Inc. is a clinical stage biopharmaceutical company that discovers, develops and intends to commercialize therapeutics that use a novel approach to target G protein coupled receptors, or GPCRs. Using its proprietary product platform, Trevena is developing four biased ligand product candidates it has identified — TRV027 to treat acute heart failure (Phase 2b), oliceridine (TRV130) to treat moderate to severe acute pain intravenously (completed Phase 2b), TRV734 to treat moderate-to-severe acute and chronic pain orally (Phase 1), and TRV250 migraine and other CNS disorders (preclinical).

Cautionary note on forward-looking statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the company’s clinical trials, including with respect to the potential for future differentiation of oliceridine (TRV130) versus morphine and the timing and status of the BLAST-AHF study of TRV027; the uncertainties inherent in conducting clinical trials; whether interim results from a clinical trial will be predictive of the final results of the trial or results of early clinical trials will be indicative of the results of future trials, including with respect to earlier studies with oliceridine and expectations for the Phase 3 program; expectations for regulatory approvals; availability of funding sufficient for the company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements; other matters that could affect the viability or commercial potential of the company’s therapeutic candidates; the inherent uncertainties associated with intellectual property; and other factors discussed in the Risk Factors set forth in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the company’s views only as of the date hereof. The company anticipates that subsequent events and developments may cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Investor Contacts:

Trevena, Inc.	Argot Partners
Jonathan Violin	Andrea Rabney
Director of Investor Relations	President and Chief Executive Officer
(610) 354-8840 x231	(212) 600-1902
jviolin@trevenainc.com	andrea@argotpartners.com

Media Contact:

Argot Partners

Eliza Schleifstein

eliza@argotpartners.com

(917) 763-8106

TREVENA, INC.

Condensed Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Collaboration revenue	$1,875,000	$—	$4,375,000	$—

Operating expenses:
General and administrative	2,780,115	2,536,807	8,977,000	7,033,492
Research and development	9,650,138	13,006,568	30,524,601	29,671,114
Total operating expenses	12,430,253	15,543,375	39,501,601	36,704,606
Loss from operations	(10,555,253)	(15,543,375)	(35,126,601)	(36,704,606)
Other income (expense)	(60,230)	8,503	62,622	300,639
Net loss	(10,615,483)	(15,534,872)	(35,063,979)	(36,403,967)
Accretion of redeemable convertible preferred stock	—	—	—	(28,521)
Net loss attributable to common stockholders	$(10,615,483)	$(15,534,872)	$(35,063,979)	$(36,432,488)

Per share information:
Net loss per share of common stock, basic and diluted	$(0.24)	$(0.59)	$(0.85)	$(1.58)
Weighted average shares outstanding, basic and diluted	44,214,428	26,366,300	41,443,362	23,036,366

TREVENA, INC.

Condensed Balance Sheets

	September 30, 2015	December 31, 2014
	(Unaudited)	As Adjusted
Assets
Current assets:
Cash and cash equivalents	$39,034,709	$36,205,559
Marketable securities	129,937,375	70,698,640
Prepaid expenses and other current assets	986,875	669,155
Total current assets	169,958,959	107,573,354
Property and equipment, net	601,476	553,294
Restricted cash	112,410	112,410
Total assets	$170,672,845	$108,239,058

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,360,667	$4,342,480
Accrued expenses and other current liabilities	2,670,607	2,578,269
Deferred revenue	5,625,000	—
Deferred rent	41,818	38,359
Total current liabilities	10,698,092	6,959,108
Loan payable, net	1,777,667	1,692,884
Capital lease, net of current portion	8,642	10,677
Deferred rent, net of current portion	250,841	281,885
Warrant liability	153,953	82,851
Other long term liabilities	40,430	8,025
Total liabilities	12,929,625	9,035,430

Common stock	50,736	39,241
Additional paid-in capital	324,683,788	231,152,894
Accumulated deficit	(167,033,704)	(131,969,725)
Accumulated other comprehensive income (loss)	42,400	(18,782)
Total stockholders’ equity	157,743,220	99,203,628
Total liabilities and stockholders’ equity	$170,672,845	$108,239,058